Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income for the fourth fiscal quarter of 2009 decreased 3.2% and fiscal year net income increased 12.4% over prior year

•	Loans increased $7.8 million, or 5.1%, during fiscal year 2009

•	Deposits increased $15.2 million, or 8.1%, during fiscal year 2009

•	Capital levels remain above the regulatory “well-capitalized” threshold

Minerva, Ohio— August 7, 2009 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported fourth fiscal quarter 2009 earnings per share of $0.22 compared to $0.24 for the previous quarter ended March 31, 2009 and compared to $0.23 for the same period ended June 30, 2008. Net income for the fourth fiscal quarter of 2009 was $450 thousand, a decrease of $31 thousand from the previous quarter ended March 31, 2009 and a $15 thousand decrease from the same quarter in 2008. Return on average assets (ROA) and return on average equity (ROE) for the fourth fiscal quarter of 2009 were 0.73% and 8.35%, respectively. This compares to ROA of 0.80% and ROE of 9.12% for the fourth fiscal quarter of 2008.

For the twelve months ended June 30, 2009, net income was $2.03 million compared to $1.80 million for the same period last year. Fiscal year-to-date net income per share increased by 13.6% to $1.00 compared to $0.88 for the same period last year. ROA and ROE for the twelve months ended June 30, 2009 were 0.84% and 9.90%, respectively, compared to 0.82% and 9.09%, respectively, for the prior year.

Interest income for the fourth fiscal quarter of 2009 decreased by $189 thousand and interest expense decreased $264 thousand from the same period last year. The net interest margin increased to 4.20% for the quarter ended June 30, 2009 compared to 4.19% for the previous quarter ended March 31, 2009 and decreased from 4.42% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 5.53% for the three months ended June 30, 2009 from 6.36% for the same period last year. The Corporation’s cost of funds decreased from 2.54% for the three months ended June 30, 2008 to 1.73% for the three months ended June 30, 2009. The net interest margin remained strong during the fourth fiscal quarter although it has been impacted by the sharp decrease in short term rates affecting the yield on interest-earning assets.

Other income, excluding net securities gains, was $606 thousand for the fourth fiscal quarter of 2009 compared with $545 thousand for the quarter ended March 31, 2009 and $637 thousand for the quarter ended June 30, 2008. Other expenses increased $37 thousand, or 1.6%, for the fourth fiscal quarter of 2009 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated “the Bank’s ability to absorb an unprecedented industry-wide increase in Federal Deposit Insurance (FDIC) premiums and to attract new retail and commercial relationships is reflected in the fourth quarter and year-end results. The FDIC insurance premium for the fiscal year ended June 30, 2009 increased by $288,000, or 720.0%, from the prior year, including a $114,000 special assessment charged to all banks based on asset size. As a well-capitalized community focused organization, we have the ability and willingness to meet the financing needs of credit worthy businesses and individuals.”

Assets at June 30, 2009 totaled $251.9 million, an increase of $18.8 million from June 30, 2008. From June 30, 2008, total loans increased by $7.8 million and deposits increased $15.2 million.

Non-performing assets were $2.99 million at June 30, 2009, compared with $2.41 million at March 31, 2009 and $1.43 million at June 30, 2008. The increase in non-performing assets from June 30, 2008 was mainly related to loan relationships within the commercial real estate portfolio.

The allowance for loan losses as a percent of total loans at June 30, 2009 was 1.24% up from 1.12% at June 30, 2008. This increase is a result of an increase in non-performing assets as well as managements concerns that the current economic environment and depressed real estate values may extend through 2009. “We anticipate the potential for increased credit reserves until marked improvement is experienced in the real estate market and employment levels,” commented Mr. Lober.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, the nature, extent and timing of governmental actions and reforms, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

June 30, 2009

(Dollars in thousands, except per share data)

	Three Month Period Ended		Twelve Month Period Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
EARNINGS:
Net interest income	$2,380	$2,305	$9,547	$8,850
Provision for loan losses	138	109	579	430
Other income	606	637	2,615	2,468
Other expenses	2,284	2,247	8,987	8,592
Income tax expense	114	121	569	493
Net income	450	465	2,027	1,803

Net income per share – Basic	$0.22	$0.23	$1.00	$0.88

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.73%	0.80%	0.84%	0.82%
Return on average equity	8.35	9.12	9.90	9.09
Net interest margin (Fully Tax Equivalent)	4.20	4.42	4.31	4.48

MARKET DATA:
Book value/common share	$10.57	$9.64
Market close, bid	12.70	12.30
Period end common shares	2,029,558	2,029,558
Average equity/average assets	8.70%	8.82%	8.44%	9.03%
Average common shares	2,029,558	2,029,558	2,029,558	2,043,489

ASSET QUALITY:
Net charge-offs	$208	$56	$296	$102
Non-performing assets	2,985	1,433
Allowance for loan losses (ALLL)	1,992	1,709
Net charge-offs to Total Loans (Annualized)	0.52%	0.15%	0.18%	0.07%
ALLL to Total Loans	1.24%	1.12%

ENDING BALANCES:
Assets	$251,862	$233,077
Deposits	204,051	188,844
Loans, net	158,149	150,641
Securities, available for sale	60,775	59,212
Federal Home Loan Bank borrowings	9,373	10,601
Shareholders’ Equity	21,461	19,571